THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

FORM OF CONVERTIBLE PROMISSORY NOTE

OF

RED MILE ENTERTAINMENT, INC.

Sausalito, CA
$• US	Made as of June __, 2007

For value received, RED MILE ENTERTAINMENT, INC., a Delaware corporation, on behalf of itself and its successors and assigns (collectively, the “Company”), with principal offices at 4000 Bridgeway, Suite 101, Sausalito, CA 94965, hereby promises to pay to __________________. or its registered assigns (“Holder”),  $• US (the “Principal Amount”) on the Maturity Date, together with simple interest on the unpaid principal and interest at a rate equal to ten percent (10%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days (the “Rate”) from the date of this Note until the Maturity Date.  All accrued interest hereunder shall be payable in cash by the Company to the Holder on the Maturity Date.

Unless earlier accelerated or converted pursuant to the terms hereof, the unpaid Principal Amount, shall be due and payable immediately on the Maturity Date.  Unless earlier accelerated or converted pursuant to the terms hereof, any unpaid interest as of the Maturity Date, as applicable, shall become immediately due and payable.  Any amounts owed hereunder shall be sent by wire transfer in accordance with instructions included in such notice or by check sent by mail to the address of the registered holder of this Note in lawful money of the United States.

Unless agreed to by both parties, Company will issue no more than USD $2,400,000 in principal amount.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

1.  Definitions.  Unless otherwise defined herein, the following definitions shall apply for all purposes of this Note:

1.1  “Maturity Date” means the earlier to occur of a Sale Event or the one year anniversary of the date hereof.

1.2  “Next Financing” means the contemplated equity financing in which _____ will act as placement agent for the Company in an approximately $10 million equity private placement (or such lesser amount as ________ and the Company may agree to in writing).

1.3  “Next Financing Stock” means the capital stock of the Company issued in the Next Financing.

1.4  “Note” means this Convertible Promissory Note.

1.5  “Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

1.6  “Sale Event” means a bona fide, negotiated transaction or integrated series of transactions pursuant to which either (i) the Company merges or consolidates with any other non-affiliated entity or sells, exchanges or otherwise disposes of all or substantially all of its assets to a non-affiliated third party or (ii) in which in excess of 50% of the Company’s voting power is transferred in a private placement to one Person.

2.  Conversion.  Concurrent with the consummation of a Next Financing prior to the Maturity Date, the outstanding Principal Amount hereunder shall be automatically converted, without any action by the Holder, into the Next Financing Stock at price equal to the lowest price per share of the Next Financing Stock in such Next Financing.  Anything in this Note to the contrary notwithstanding, in the event of such a conversion this Note shall not bear any interest and no interest shall be due with respect thereto following such conversion. Immediately upon conversion of the Note, the holder shall also be offered one half of one warrant (“Warrant”), for every share received from the conversion of the Note. The Warrant shall be exercisable at $2.75 per share for a period 2 years from the Closing Date of such Next Financing.

3.  Termination of Rights.  All rights with respect to the Note shall terminate on Conversion or on the Maturity Date, whether or not this Note has been surrendered.  Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company for cancellation as soon as is possible following conversion or maturity of this Note.  The Holder shall not be entitled to receive the Next Financing Stock and half Warrants to be issued upon conversion of this Note until the original of this Note (or an executed affidavit of loss, damage or mutilation and agreement to indemnify the Company therefrom, in form reasonably requested by the Company) is surrendered (or delivered in the case of such affidavit and agreement) to the Company and the agreements referenced in this Section 3 have been executed and delivered to the Company.

4.  Defaults and Remedies.

4.1  Events of Default.  Upon written notice to the Company by the Holder of its desire to deem any of the following events an Event of Default, the following events shall be deemed “Events of Default” hereunder:

(a)  the Company fails to pay any amounts due under the Note when due;

(b)  the Company is or becomes insolvent or is involved in any financial difficulty as evidenced by:

(i)  an assignment, composition or similar device for the benefit of creditors, or

(ii)  general failure to pay debts when due that results in a material action against the Company taken by a third party other than the Holder, or

(iii)  an attachment or receivership of assets not dissolved within thirty (30) days, or

(iv)  the appointment of a custodian, trustee or receiver for a substantial portion of the Company’s property, or

(v)  the filing by the Company or any guarantor of a petition under any chapter of the United States Bankruptcy Code or the institution of any other proceeding under any law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of the Company, or

(vi)  the filing against the Company or any guarantor of an involuntary petition under any chapter of the United States Bankruptcy Code or the institution of any other proceeding under any law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of the Company where such petition or proceeding is not dismissed within thirty (30) days from the date on which it is filed or instituted; or

(c)  the Company materially breaches, which breach remains uncured for at least five (5) business days after receipt of notice from the Holder relating thereto, any of the provisions of this Note.

4.2  Rights and Remedies on Default

.  Upon the occurrence of an Event of Default, the Holder shall have, by way of example and not of limitation of the rights and remedies granted to the Holder in law, equity or otherwise, the following rights:

(a)  the Holder may declare this Note to be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

4.3  Waiver

.  No course of dealing or delay in accelerating this Note or in taking or failing to take any other action with respect to any Event of Default shall affect the Holder’s right to take such action at a later time.  No waiver as to any one Event of Default shall affect the Holder’s rights upon any other Event of Default.

4.4  Remedies Cumulative

.  The Holder may exercise any or all of their rights and remedies upon an Event of Default concurrently with or independently of and without regard to the provisions of any other document which secures any obligation of the Company.

5.  Prepayment.  This Note may be prepaid at any time in whole or in part without premium or penalty.  While the Note is outstanding and prior to conversion thereof, the Company shall not pay any dividends or distributions and shall not repurchase any shares of stock.

6.  No Rights or Liabilities as Stockholder. This Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company.  No provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

7.  No Impairment.  The Company will not willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment.  Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue the Next Financing Stock upon a conversion of this Note.

8.  Waivers.  The Company and all endorsers of this Note hereby waive notice, presentment, protest, notice of dishonor and all other demands in connection with the delivery, acceptance, performance and enforcement of this Note.

9.  Attorneys’ Fees.  In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including reasonable attorneys’ fees.

10.  Transfer.  This Note and any rights hereunder may not be assigned, conveyed or transferred, in whole or in part, by the Company, on the one hand, or the Holder, on the other hand, without the prior written consent of the Holder or the Company, respectively.

11.  Governing Law.  This Note shall be governed by and construed under the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.

12.  Headings.  The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note.

13.  Notices. Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (a) at the time of personal delivery, if delivery is in person; (b) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (c) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified at the address indicated for such party on the signature pages hereto or, in the case of the Company, to the address on the first page of this Note, or at such other address as any party or the Company may designate by giving ten (10) days’ advance written notice to all other parties.

14.  Amendments and Waivers. This Note may only be amended in writing and if the amendment is signed by both the Company and the Holder.

15.  Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

              IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

THE  COMPANY:

RED MILE ENTERTAINMENT, INC.

By:      ________________________________
           Name:  __________________________
           Title:  ____________________________

AGREED AND ACKNOWLEDGED:

THE HOLDER:

By:           ________________________________
Name:  __________________________
Title:  ____________________________